"GAM Funds, Inc."
Transactions Effected Pursuant to Rule 10f-3
"Quarter Ended:  June 30, 2003"


Name of Fund:		GAMerica Capital Fund
Name of Security:		Maguire Properties

Registration under Securities Act of
"1933 [10f-3(a)(1)(i)], eligible foreign offering "		Reg No: 333/101170
or eligible 144A?

Time of Acquisition
-  Date First Offered		6/24/03
-  Date of Fund's subscription		6/24/03


Reasonableness of Spread
-  Offering Price Per Unit		$19-$21
-  Amount of Spread:  Gross Spread
                                   Selling Concession
-  Spread

Issuer in Continuous Operation at
Least Three Years?  [10f-3(c)]		Yes

Amount Purchased by Fund
-  Total Units Offered		" 500,000 "
-  Purchase Price per Unit		$19
-  Total Units Purchased		" 57,000 "
-  Total Purchase Price		"$1,083,000"
-  Percentage of Offering Purchased		0.62% Total Acquired
-  Any Shares Purchased by Other Funds		"AMF, UNA, SAM"
   in family?

From Whom Purchased
-  Selling Dealer(s)		CS First Boston Limited ETC
-  Syndicate Manager(s)		CS First Boston Limited ETC and
				Salomon Smith Barney, UBS Ltd(Junior Underwriter)